Exhibit 99.1

Contact: Topher Malarkey (206) 373-9047

Onvia Increases Annual Revenue 38% over Prior Year

Company Provided Over 500,000 Revenue Opportunities to Customers in 2003

Onvia.com, Inc. (Nasdaq: ONVI), Seattle, WA – February 6, 2004 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced its fourth quarter and year-end results today. Revenue increased to $2.8 million for the fourth quarter of 2003 and to $10 million for the year ending December 31, 2003. Net loss for 2003 decreased to $7.9 million compared to $35.7 million in 2002. During the year the Company published 550,000 new opportunities, up from 290,000 in 2002.

Financial Results

Revenue

•	Revenue for the quarter and year ended December 31, 2003 was $2.8 million and $10 million, respectively, compared to $2.1 million and $7.2 million during the same periods of 2002, an increase of 30% and 38%. Onvia earns revenue from its subscription-based government lead notification service and enterprise sales program.

Net Loss

•	Net loss decreased to $2.7 million and $7.9 million for the quarter and year ended December 31, 2003, respectively, compared to $9.1 million and $35.7 million during the comparable periods of 2002, a decrease of 70% and 78%.

Loss Per Share

•	On a per share basis, the Company reported a net loss of $0.36 and $1.03, for the quarter and year ended December 31, 2003, respectively, compared to a net loss of $1.19 and $4.66 for the same periods in 2002. Net loss per share in 2002 includes the impact of a change in accounting principle of $2.15 per share. The Company has approximately 7,677,000 shares outstanding.

Cash Flow

•	The Company finished 2003 with $32.4 million in cash and investments compared to $38.6 million in 2002. Cash used in operations during 2003 and 2002 was $5.6 million and $13.1 million, respectively, including restructuring payments of $3.1 million and $5.1 million. Net cash used in operations, excluding restructuring payments, was $2.5 million in 2003 compared to $8 million in 2002.

-MORE-

Page 2 of 3 - Onvia Announces Fourth Quarter and Year End Results

Mike Pickett, Onvia’s Chairman and Chief Executive Officer stated, “2003 was another year of strong growth for Onvia. We continued to grow revenue, decreased net loss substantially, and improved gross margins. In addition, we subleased some of our idle space and eliminated all pending lawsuits. I am very pleased with the progress we made in 2003.”

In 2003, Onvia used its technology to publish more opportunities and develop new information-based products that notify customers of government projects from start to finish. “In 2003, Onvia dramatically broadened its product offering by providing our customers with valuable information throughout the life cycle of government contracts,” President and Chief Operating Officer Clayton Lewis explained. “These new products such as advance notice and grants helped us attract and retain higher value customers and contributed significantly to our success this past year.”

During 2003, Onvia developed important strategic partnerships with 49 new government agencies that selected the DemandStar procurement solution to publish their procurement opportunities. In the fourth quarter, the Company added 12 agencies to the network including the Dallas Housing Authority, Oklahoma County, King County (WA) Housing Authority, and the Company’s first agencies in the states of New Mexico and Louisiana.

In January 2004, Onvia formally terminated its contract with Broadview International LLC, the investment banking firm it engaged in 2002 to review strategic alternatives, including a possible sale of the Company. “We did receive offers from and had varying levels of negotiations with two prospective financial buyers,” Pickett stated, “but negotiations were terminated due to our increasing stock price.”

A conference call hosted by Onvia’s management will be held today, Friday, February 6 at 1 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will remain available on the Company’s website starting two hours after the conference call through midnight, February 12, 2004. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia.com, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 430 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

-MORE-

Page 3 of 3 - Onvia Announces Fourth Quarter and Year End Results

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, strategic alternative, government agency participation, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to identify and increase premium subscribers; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new premium products and sales categories by Onvia’s customers; Onvia’s loss of standard subscribers may materially impact future revenue generation; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; inability to meet our projected renewal rates; failure of Onvia’s Enterprise Solutions Group team to generate incremental revenue; inability to sublet the idle office space within projected time frames and/or at expected rental rates; dissatisfaction by agencies and suppliers with Onvia’s provision of products and services; Onvia’s inability to handle the increased bid flow on its online network; failure to make online bidding and quote service accessible and efficient for government agencies; inability to take advantage of available strategic alternatives; lack of consultation by outside investment banking firm about strategic alternative; and failure of government agencies and businesses to participate in Onvia’s exchange in sufficient and increasing number.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2002, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2003, and Onvia’s Proxy Statement filed with the SEC on May 8, 2003.

# # #